Exhibit 10.7

AMENDMENT TO

RESTATED KIMCO REALTY CORPORATION
2010 EQUITY PARTICIPATION PLAN

Kimco Realty Corporation, a Maryland corporation (the “Company”), has previously adopted the Restated Kimco Realty Corporation 2010 Equity Participation Plan (as amended and/or restated from time to time, the “Plan”). This Amendment to the Plan (this “Amendment”) has been approved by a resolution of the Board of Directors of the Company on December 14, 2022 .

1.            Amendment to Article 13. A new Section 13.16 of the Plan is hereby added to read as follows:

13.16 Awards to Certain Eligible Individuals; REIT Status.

(a)       The Company may provide through the establishment of a formal written policy (which shall be deemed a part of this Plan) or otherwise for the method by which Common Stock or other securities of the Company may be issued and by which such Common Stock or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Common Stock or other securities by the Eligible Individual.

(b)       The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (“REIT”). With respect to any Award that has been granted under the Plan, such Award shall not vest, be exercisable or be settled:

(1)           to the extent that the vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of any provision of the Company’s charter; or

(2)  if, in the discretion of the Administrator, the vesting, exercise or settlement of such award could impair the Company’s status as a REIT.